SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

Filed by the Registrant [  ]

Filed by a Party Other than the Registrant [x]

Check the Appropriate Box:

[  ] Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))

[  ] Definitive Proxy Statement
[  ] Definitive Additional Materials
[x] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ECHO THERAPEUTICS, INC.
(Name of registrant as specified in its charter)

Platinum Partners Value Arbitrage Fund L.P.
Platinum Long Term Growth VII, LLC
Platinum Partners Liquid Opportunity Master Fund L.P.
Platinum-Montaur Life Sciences, LLC
Platinum Management (NY) LLC
Platinum Liquid Opportunity Management (NY) LLC
Mark Nordlicht
Uri Landesman
Shepard M. Goldberg
(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the Appropriate Box):

[x] No fee required.
[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
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(3) Per unit price or other underlying value of transaction computed pursuant to
      Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

(4) Proposed maximum aggregate value of transaction:
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[  ] Fee paid previously with preliminary materials:
[  ] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:
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Platinum Management (NY) LLC, together with the other participants named herein (collectively, “Platinum”), has made a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of Platinum’s highly-qualified director nominee at the upcoming 2014 annual meeting of stockholders of Echo Therapeutics, Inc.

On April 21, 2014, Platinum issued the following press release:

Platinum Management (NY) LLC Issues Letter To Stockholders Of Echo Therapeutics, Inc.
Urges Stockholders to Take No Action Regarding Echo's May 20th Annual Meeting Until Platinum's Proxy Statement and GOLD Proxy Card Arrive

NEW YORK, April 21, 2014 /PRNewswire/ -- Platinum Management (NY) LLC and certain affiliates, the largest stockholder of Echo Therapeutics, Inc. (ECTE) owning approximately 19.9% of the common stock, issued a letter to fellow stockholders of Echo urging them not to vote the Company's white proxy card and to wait to receive Platinum's proxy statement and GOLD proxy card before voting at the Annual Meeting. When stockholders vote the GOLD proxy card, they will have the opportunity to vote for Platinum's nominee and ALL of the Company's nominees OTHER THAN current director and interim CEO Robert F. Doman, who Platinum opposes.

Echo stockholders are reminded that only the latest dated proxy card counts. Even if they voted the Company's white proxy card, a later dated and signed GOLD proxy card will revoke that vote.

The complete text of the letter to stockholders follows:

AN IMPORTANT MESSAGE FROM PLATINUM MANAGEMENT (NY) LLC TO FELLOW STOCKHOLDERS OF ECHO THERAPEUTICS, INC.

Platinum Urges All Echo Stockholders to Look for the GOLD Proxy Card For The 2014 Annual Meeting

                                                                         April 21, 2014
Dear Fellow Echo Therapeutics, Inc. Stockholder:

Platinum Management (NY) LLC and our affiliates are the single largest stockholder of Echo Therapeutics, Inc. ("Echo") owning approximately 19.9% of the common stock. We have nominated a highly qualified independent director to the Echo Board at Echo's upcoming Annual Meeting of Stockholders, scheduled for May 20, 2014.

You will soon be receiving our proxy material and a GOLD proxy card or GOLD voting instruction form. We urge you to refrain from voting in connection with the Annual Meeting until you have had the opportunity to receive and review our proxy material.

You may have already received a proxy statement from Echo in connection with the Annual Meeting. In these materials, Echo discloses that Echo and its representatives are seeking your vote for the re-election of current director and interim CEO Robert F. Doman and the election of Michael M. Goldberg M.D. to Echo's Board. What Echo fails to disclose, however, is that We have nominated a highly qualified alternative candidate to the Board. We find Echo's failure to disclose this fact to be highly misleading and an egregious affront to stockholder rights.

In reality, this year stockholders have the ability to reject the status quo by electing our highly qualified independent director to the Echo Board.

As a result, we are sending this urgent letter to inform you that Platinum soon will be soliciting your proxy to elect our highly qualified candidate – Shepard M. Goldberg – to the Echo Board. When you vote on our GOLD proxy card, you will have the opportunity to vote for our nominee and ALL of the Company's nominees OTHER THAN current director and interim CEO Robert F. Doman, who we oppose.

We strongly urge you to wait for Platinum's proxy materials and GOLD proxy card. Please DO NOT vote any white proxy card sent to you by the Company, and please DO NOT allow Echo's proxy solicitor to take your vote over a recorded telephone line. Even if you have already returned a white proxy card to Echo, you can revoke that vote by returning a later dated and signed GOLD proxy card.

Platinum is the Company's largest stockholder, having invested approximately $18.6 million in Echo. As such, our ONLY interest, which is directly aligned with the interests of all stockholders, is in building stockholder value that benefits ALL stockholders.

That is why we can no longer sit idly by while stockholders continue to suffer under the direction of the current Board. Due to our continued frustration with the performance of Echo, we have nominated Shepard M. Goldberg to be elected to Echo's Board. Mr. Goldberg, has extensive experience in the biotechnology industry, having served on the Board of Directors of Cordex Pharma, Inc., a developer of cardiovascular medicines, for over five years and as its Chief Executive Officer from January 2010 until March 2012. Previously he spent nearly a decade at Emisphere Technologies, Inc., a biopharmaceutical company charting new frontiers in drug delivery, in various capacities including as Senior Vice President, Operations from 2001 until December 2007. We believe his extensive experience in the biotechnology industry, his executive level and board experience and his financial and operational expertise will allow him to provide valuable insight to the Board.

You deserve a real choice. Please wait until you receive Platinum's proxy materials and GOLD proxy card before you cast your vote in connection with the Annual Meeting.

Even if you have voted on Echo's white proxy card, a later dated GOLD proxy card will revoke that vote.

Thank you for your support.

Mark Nordlicht
Chief Investment Officer
Platinum Management (NY) LLC

If you have any questions, please call the firm assisting us: Morrow & Co., LLC Stockholders call toll free: (800) 662-5200 Banks and brokers call: (203) 658-9400

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Platinum Management (NY) LLC ("Platinum"), together with the other Participants (as defined below) named herein, has made a preliminary filing with the Securities and Exchange Commission (the "SEC") of a proxy statement and accompanying GOLD proxy card to be used at the 2014 annual meeting of stockholders of Echo Therapeutics, Inc. a Delaware corporation (the "Company").

PLATINUM STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV/. IN ADDITION, PLATINUM'S PROXY SOLICITOR, MORROW & CO., LLC WILL PROVIDE COPIES OF DEFINITIVE PROXY MATERIALS, WITHOUT CHARGE, UPON REQUEST.

The Participants in the solicitation are Platinum Management, Platinum Partners Value Arbitrage Fund L.P., ("PPVA"), Platinum Long Term Growth VII, LLC, ("Platinum VII"), Platinum Partners Liquid Opportunity Master Fund L.P. ("PPLO"), Platinum-Montaur, ("Platinum-Montaur"), Platinum Liquid Opportunity Management (NY) LLC ("Platinum Liquid Management"), Mark Nordlicht, Uri Landesman and Shepard M. Goldberg.

As of the date hereof, the Participants collectively beneficially own an aggregate of 2,383,876 shares of Common Stock of the Company, consisting of the following: 1,605,424 shares of Common Stock directly owned by PPVA; 578,452 shares of Common Stock directly owned by PPLO; 100,000 shares of Common Stock underlying currently convertible Series C Preferred Stock directly owned by PPLO, and 100,000 shares of Common Stock underlying currently convertible Series D Preferred Stock directly owned by PPLO.

Additionally, (i) PPVA directly owns 948,243 shares of Series E Preferred Stock and 123,636 Warrants, and (ii) PPLO directly owns 180,497 shares of Series E Preferred Stock and 30,909 Warrants. The Warrants and Series E Preferred Stock each contain restrictions on exercise and conversion, respectively, such that a holder thereof may not exercise or convert, as the case may be, the Warrants or Series E Preferred Stock if the number of shares of Common Stock to be issued pursuant to such exercise or conversion would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules thereunder ("Section 13(d)")) in excess of 19.99% of all of the Common Stock outstanding at such time. The Warrants and Series E Preferred Stock each also contain restrictions on exercise and conversion, respectively, such that a holder thereof may not exercise or convert, as the case may be, the Warrants or Series E Preferred Stock if the number of shares of Common Stock to be issued pursuant to such exercise or conversion would result in such holder beneficially owning (as determined in accordance with Section 13(d)) in excess of 9.99% of all of the Common Stock outstanding at such time.

As of the date hereof, Platinum-Montaur directly owns Warrants exercisable into 595,000 shares of Common Stock (the "Montaur Warrants") subject to restrictions on exercise such that the holder may not exercise the Montaur Warrants if the number of shares of Common Stock to be issued pursuant to such exercise would result in the holder beneficially owning (as determined in accordance with Section 13(d)) in excess of 4.99% of all of the Common Stock outstanding at such time (the "4.99% Blocker"). Pursuant to the terms of the Montaur Warrants, the 4.99% Blocker may be waived and increased up to 9.99% of all Common Stock outstanding upon the holder providing the Company with 61 days' notice that such holder would like to waive the 4.99% Blocker.